FOR IMMEDIATE RELEASE

Media Contact:	Investor Contact:
Judith Pryor	Deirdre Skolfield, CFA
Worldspace, Inc.	Worldspace, Inc.
301-960-1242	301-960-1295
jpryor@Worldspace.com	dskolfield@Worldspace.com

WORLDSPACE® ANNOUNCES SECOND QUARTER 2006 RESULTS

Subscriber Base Increased 150% Versus Year Ago to 159,965

Subscription Revenues Increased 140% Versus Year Ago to $1.9 million

Silver Spring, Md., August 9, 2006 – WORLDSPACE® Satellite Radio (NASDAQ: WRSP) announced today that that the company added 6,528 net subscribers during the second quarter of 2006, ending the quarter with 159,965 subscribers, 150% higher than second quarter 2005 ending subscribers of 63,930. In India, the company added 7,774 net subscribers during the second quarter of 2006, ending the quarter with 119,497 subscribers, 328% higher than second quarter 2005 ending subscribers of 27,933.

Worldspace Chairman and CEO Noah Samara stated, “Gross subscriber adds in our primary target market of India of 35,130 were negatively affected by delays in the launching of a new marketing campaign centered around our new brand ambassador until July, delays in opening more experiential locations, changes in sale channel incentives and ineffective communication of pricing plan changes. These issues negatively affecting the second quarter subscriber counts have been identified and are being addressed. You can expect management, particularly our new Co-COO’s, to address these and other execution issues on our call today.”

Samara continued, “The company experienced high churn rates in India due to the impact of a large portion of the three month promotional packages coming up for renewal during the quarter. Prior to the October 2005 launch of the 3-month promotional package, the majority of our subscribers were on annual prepaid plans. After the 3-month package promotion was launched, that mix changed to about 50-50 for 3-month and other longer plans for the end of 2005 and first quarter of 2006. While we continue to believe that the three month plan was an effective means of introducing satellite radio into our primary target market of India, its shorter duration does cause volatility in churn as we go through these first few renewal cycles. As we look today at the subscriber mix, it is already significantly different in that only 30% of our subscribers at the end of the second quarter were in the 3-month plan.”

Samara concluded, “While the approximate renewal rate figure of 60% that we gave on May 9th increased to around 67% year to date on a blended basis, we continue to work towards increasing those renewal rates even further, thereby reducing churn over time to the 20-25% annual rate we are targeting. The phasing out of three month package sales will be completed next month and we expect that to bring churn numbers down as we add and renew subscribers into longer term prepaid plans.”

Worldspace’s Second Quarter 2006 Highlights

•	Announced the availability of the new Diva II satellite radio receiver in the Indian marketplace, offering increased functionality at an affordable price (US$55)

•	Received approval to launch satellite radio in Italy. Formed partnership with New Satellite Radio S.r.l. to launch Europe’s first satellite radio service with plans to deliver 50 channels of diversified content

•	Appointed Gregory B. Armstrong and Alexander P. Brown co-Chief Operating Officers for the Company with proven international and industry expertise

•	Commissioned a new satellite uplink facility in Dubai enabling enhanced satellite radio content delivery and live programming from Dubai.

•	Commissioned terrestrial repeater prototypes to enable Worldspace’s expansion of satellite radio and data services to automobiles across Western Europe, beginning in Italy.

Revenue Growth Continues

For the second quarter of 2006, Worldspace reported revenues of approximately $3.8 million, representing a 61% increase compared with revenues of approximately $2.3 million for the second quarter of 2005. Subscription revenue grew 141% to over $1.9 million for the second quarter of 2006 compared with subscription revenue of approximately $0.8 million for the second quarter of 2005. On a sequential basis, subscription revenues were higher than the first quarter of 2006 by over $300,000 or over 20%, and overall revenues in the second quarter of 2006 were 8% higher than the $3.5 million in the previous quarter.

EBITDA Loss Narrowed Sequentially

Worldspace recorded a net loss for the second quarter of 2006 of $36.7 million, or $0.98 per share, compared with a net loss of $22 million, or $0.95 per share for the second quarter of 2005. Sequentially, the net loss increased 25.6% from the first quarter 2006 results of $29.2 million, or $0.79 per share due to a reduced income tax benefit. Worldspace had an EBITDA (earnings before interest income, interest expense, income taxes, depreciation and amortization) loss of $30.8 million for the second quarter of 2006, compared with an EBITDA loss of $12.0 million for the second quarter of 2005, and an EBITDA loss of $31.2 million in the first quarter of 2006.

SAC Unchanged and CPGA Declined Sequentially

Subscriber Acquisition Costs (SAC) held steady at $41 in the second quarter 2006, on a blended basis as well as in India, essentially unchanged from the previous quarter. Cost Per Gross Addition (CPGA) continued its decline in the quarter to $131 on a blended basis, from the $135 CPGA in the first quarter 2006. In India, the CPGA declined to $122 for the second quarter from $128 in the first quarter of 2006. Worldspace’s CPGA is the fully-loaded cost to acquire each new subscriber, including SAC, as well as advertising and marketing expenses. SAC represents subsidy on equipment sales.

	Three months ended June 30,		Six months ended June 30,
	2006	2005	2006	2005
SAC (2)	$41	$2	$41	$2
SAC(India)	41	12	42	10
SAC(Rest of World)	0	0	0	0
CPGA (3)	$131	$103	$133	$95
CPGA(India)	122	175	126	150
CPGA(Rest of World)	262	39	225	46

Conference Call

Worldspace plans to hold a conference call to discuss these results on Wednesday, August 9, 2006, at 4:30 pm. The call will also be available as a webcast, which can be accessed via the Company’s website, www.Worldspace.com, by following the links to investor relations and webcasts. To participate in the call, please dial 1-800-573-4842, using passcode 86672742; internationally, the call may be accessed by dialing 1-617-224-4327 using the same passcode. The call will be available as an archived webcast beginning approximately one hour after completion in the investor relations section of the Company’s website.

Non GAAP Reconciliation

Earnings before interest income, interest expense, income taxes, depreciation and amortization is commonly referred to in our business as “EBITDA.” EBITDA is not a measure of financial performance under generally accepted accounting principles. The Company believes EBITDA is often a useful measure of a Company’s operating performance and is a significant basis used by the Company’s management to measure the operating performance of the Company’s business because EBITDA excludes charges for depreciation, amortization and interest expense that have resulted from our debt financings, as well as our provision for income tax expense. Accordingly, the Company believes that EBITDA provides helpful information about the operating performance of its business, apart from the expenses associated with its physical assets or capital structure. EBITDA is frequently used as one of the bases for comparing businesses in the Company’s industry, although the Company’s measure of EBITDA may not be identical to similarly titled measures of other companies. EBITDA does not purport to represent operating income or cash flow from operating activities, as those terms are defined under generally accepted accounting principles, and should not be considered as alternatives to those measurements as an indicator of our performance. A reconciliation of net loss to EBITDA has been provided in this release.

About Worldspace, Inc.

WORLDSPACE® (Nasdaq: WRSP) is the world’s only global media and entertainment company positioned to offer a satellite radio experience to consumers in more than 130 countries with five billion people, driving 300 million cars. WORLDSPACE delivers the latest tunes, trends and information from around the world and around the corner. WORLDSPACE subscribers benefit from a unique combination of local programming, original WORLDSPACE content and content from leading international brands including the BBC, CNN, Virgin Radio, NDTV and RFI. WORLDSPACE’s satellites cover two-thirds of the world’s population with six beams. Each beam is capable of delivering up to 80 channels of high quality digital audio and multimedia programming directly to WORLDSPACE Satellite Radios anytime and virtually anywhere in its coverage area. WORLDSPACE is a pioneer of satellite-based digital radio services (DARS) and was instrumental in the development of the technology infrastructure used today by XM Satellite Radio. For more information, www.WORLDSPACE.com.

Forward-looking Statements

This press release may contain certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations or beliefs about future events and financial, political and social trends and assumptions it has made based on information currently available to it. The Company cannot assure that any expectations, forecasts or assumptions made by management in preparing these forward-looking statements will prove accurate, or that any projections will be realized. Such forward-looking statements may be affected by inaccurate assumptions or by known or unknown risks or uncertainties. Actual results may vary materially from those expressed or implied by the statements herein. For factors that could cause actual results to vary, perhaps materially, from these forward-looking statements, please refer to the Company’s Form 10-K, filed with the Securities and Exchange Commission, and other subsequent filings. Forward-looking statements contained herein speak only as of the date of this release. The Company does not undertake any obligation to update or revise publicly any forward-looking statements, whether to reflect new information, future events or otherwise.

# # #

FINANCIAL TABLES FOLLOW

RESULTS OF OPERATION:

	Three months ended June 30,		Six Months ended June 30,
	2006	2005	2006	2005
	(in thousands, except share and per share data)
Revenue
Subscription revenue	$1,928	$799	$3,530	$1,596
Equipment revenue	698	558	1,774	976
Other revenue	1,133	971	1,935	2,311

Total Revenue	3,759	2,328	7,239	4,883

Operating Expenses
Satellite and transmission, programming and other	6,681	3,391	13,762	6,869
Cost of equipment	2,314	581	5,470	1,024
Research and development	(163)	25	491	46
Selling and marketing	5,140	2,073	11,527	3,507
General and administrative	14,111	8,887	28,022	18,050
Stock-based compensation	4,064	276	7,187	987
Depreciation and amortization	14,708	14,702	29,454	29,406

Total Operating Expenses	46,855	29,935	95,913	59,889

Loss from Operations	(43,096)	(27,607)	(88,674)	(55,006)

Other Income (Expense)
Gain on extinguishment of debt	—	—	—	14,130
Interest income	3,094	914	6,040	1,602
Interest expense	(2,326)	(2,307)	(4,625)	(5,162)
Other	(2,444)	875	(2,814)	922

Total Other Income (Expense)	(1,676)	(518)	(1,399)	11,492

Loss Before Income Taxes	(44,772)	(28,125)	(90,073)	(43,514)
Income Tax Benefit	8,111	6,105	24,218	12,243

Net Loss	$(36,661)	$(22,020)	$(65,855)	$(31,271)

	Three months ended June 30,		Six Months ended June 30,
	2006	2005	2006	2005
PER SHARE DATA – Basic and Diluted:
Net Loss per share	$(0.98)	$(0.95)	$(1.78)	$(1.35)

Weighted Average Number of Shares Outstanding	37,240,585	23,211,317	37,085,353	23,211,317

	Three months ended June 30,		Six months ended June 30,
	2006	2005	2006	2005
Net Subscriber Additions	6,528	11,427	44,659	29,660
India	7,774	6,203	44,923	19,598
Rest of World (ROW)	(1,246)	5,224	(264)	10,062
Total EOP Subs	159,965	63,930	159,965	63,930
India	119,497	27,933	119,497	27,933
ROW	40,468	35,997	40,468	35,997
ARPU (1)	$3.78	$4.39	$4.00	$5.03
ARPU (India)	2.90	2.35	2.98	2.47
ARPU (ROW)	6.23	5.95	6.54	6.80
SAC (2)	$41	$2	$41	$2
SAC(India)	41	12	42	10
SAC(ROW)	0	0	0	0
CPGA (3)	$131	$103	$133	$95
CPGA(India)	122	175	126	150
CPGA(ROW)	262	39	225	46
EBITDA (4)	$(30,832)	$(12,030)	$(62,034)	$(10,548)

SELECTED BALANCE SHEET DATA:

	June 30, 2006	December 31, 2005
	(Unaudited, in thousands)
Cash and cash equivalents	$14,586	$36,925
Restricted cash and marketable securities	210,235	243,636
Satellites and related systems, net	371,964	397,463
Total assets	646,406	724,487
Total debt (including current portion)	155,200	155,000
Contingent royalty obligation	1,814,175	1,814,175
Minority Interest	474	—
Total liabilities	2,194,435	2,216,940
Total shareholders’ deficit	(1,548,503)	(1,492,453)

EBITDA Reconciliation (4):

	Three months ended June 30,
	2006	2005
Reconciliation of Net Loss to EBITDA
Net Loss as reported	$(36,661)	$(22,020)
Addback non-EBITDA items included in net loss:
Interest income	(3,094)	(914)
Interest expense	2,326	2,307
Depreciation & amortization	14,708	14,702
Deferred income taxes benefit	(8,111)	(6,105)

EBITDA	$(30,832)	$(12,030)

	Six months ended June 30,
	2006	2005
Reconciliation of Net Loss to EBITDA
Net Loss as reported	$(65,855)	$(31,271)
Addback non-EBITDA items included in net loss:
Interest income	(6,040)	(1,602)
Interest expense	4,625	5,162
Depreciation & amortization	29,454	29,406
Deferred income taxes benefit	(24,218)	(12,243)

EBITDA	$(62,034)	$(10,548)

Notes:

(1)	Average Revenue per User (ARPU) is derived from the total of monthly earned subscription revenue (net of promotion and rebates) divided by the monthly average number of subscribers for the period reported. ARPU is a measure of operational performance and not a measure of financial performance under generally accepted accounting principles.

(2)	Subscriber Acquisition Cost (SAC) includes the negative margins from equipment sales to end customers, but does not include ongoing loyalty payments to retailers and distribution partners, and payments under revenue sharing arrangements to content providers.
(3)	Cost per Gross Addition (CPGA) includes amounts in SAC described above, as well as advertising, media and other discretionary marketing expenses, but does not include headcount related to sales and marketing staff.
(4)	“EBITDA” refers to net loss before interest income, interest expense, income taxes, depreciation and amortization. EBITDA is not a measure of financial performance under generally accepted accounting principles. EBITDA is often a useful measure of a company’s operating performance and is a significant basis used by Worldspace’s management to measure the operating performance of the business. Because we have funded and completed the build-out of our system through the raising and expenditure of large amounts of capital, our results of operations reflect significant charges for depreciation, amortization and interest expense. EBITDA, which excludes this information, provides helpful information about the operating performance of our business, apart from the expenses associated with our physical plant or capital structure. EBITDA is frequently used as one of the bases for comparing businesses in our industry, although our measure of EBITDA may not be comparable to similarly titled measures of other companies. EBITDA does not purport to represent operating loss or cash flow from operating activities, as those terms are defined under generally accepted accounting principles and should not be considered as an alternative to those measurements as an indicator of our performance.